Investor Contact	Media Contact
Linda Ventresca	Michael Herley
AXIS Capital Holdings Limited	Kekst and Company
investorrelations@axiscapital.com	michael-herley@kekst.com
(441) 405-2727	(212) 521-4897

AXIS CAPITAL REPORTS SECOND QUARTER OPERATING INCOME OF $94 MILLION, OR $0.93 PER DILUTED COMMON SHARE

For the second quarter of 2015, the Company reports:

•	Annualized operating return on average common equity of 7.0%

•	Diluted book value per common share of $51.81

Pembroke, Bermuda, July 28, 2015 - AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE: AXS) today reported net income available to common shareholders for the second quarter of 2015 of $63 million, or $0.63 per diluted common share, compared with $191 million, or $1.79 per diluted common share, for the second quarter of 2014. Net income available to common shareholders for the six months ended June 30, 2015, was $219 million or $2.17 per diluted common share, compared with $328 million, or $3.03 per diluted common share, for the corresponding period of 2014.

Operating income1 for the second quarter of 2015 was $94 million, or $0.93 per diluted common share, compared to $173 million, or $1.63 per diluted common share, for the second quarter of 2014. For the six months ended June 30, 2015, AXIS Capital reported operating income of $230 million, or $2.27 per diluted common share, compared with $310 million, or $2.86 per diluted common share, for the first six months of 2014.

1 Operating income and operating return on average common equity are “non-GAAP financial measures” as defined in Regulation G. A reconciliation of operating income to net income available to common shareholders (the nearest GAAP financial measure) and the calculation of operating return on average common equity are provided in this release, as is a discussion of the rationale for the presentation of these items.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Second Quarter Highlights2

•
Gross premiums written decreased 3% (1% on a constant currency basis) to $1.2 billion, with a decrease of 10% (9% on a constant currency basis) in our reinsurance segment premiums written partially offset by growth in our insurance segment of 1% (3% on a constant currency basis);

•	Net premiums written decreased 5% (3% on a constant currency basis) to $947 million;

•	Net premiums earned decreased 6% (4% on a constant currency basis) to $941 million;

•	Combined ratio of 96.9%, compared to 90.8%;

•	Current accident year loss ratio of 68.5%, compared to 65.1%;

•
Estimated natural catastrophe and weather-related pre-tax net losses of $39 million, primarily related to weather losses in the U.S.A and Australia, compared to $36 million incurred during the second quarter of 2014;

•	Pre-tax net losses of $40 million in our insurance marine lines, driven by the impact of large industry events;

•	Net favorable prior year reserve development of $65 million (benefiting the combined ratio by 6.9 points), compared to $85 million (benefiting the combined ratio by 8.5 points);

•	Pre-tax merger costs related to the proposed amalgamation with PartnerRe Ltd. of $8 million included in corporate expenses;

•	Net investment income of $89 million, compared to $115 million;

•
Pre-tax total return on cash and investments was flat, including foreign exchange movements, or (0.3)%, excluding foreign exchange movements, compared to 1.6% (1.5% excluding foreign exchange movements);

•	Net income available to common shareholders of $63 million and annualized return on average common equity of 4.7%, compared to $191 million and 14.5%;

•	Operating income of $94 million, representing an annualized operating return on average common equity of 7.0%, compared to $173 million and 13.1%;

•	Net cash flows from operations of $144 million, compared to $241 million;

•
Following the signing of a definitive amalgamation agreement with PartnerRe Ltd. on January 25, 2015, the Company has suspended its open market share repurchase program until the closing date of the amalgamation transaction;

•	Diluted book value per common share of $51.81, slightly lower compared to prior quarter and representing a 4% increase over the last 12 months;

•	Dividends declared of $0.29 per common share, with the total common dividends declared of $1.14 per share over the past twelve months;

•	Growth in diluted book value per common share adjusted for dividends of $0.13 per common share for the quarter and $3.26, or 7%, per common share over the past twelve months.

2 All comparisons are with the same period of the prior year, unless otherwise stated.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Commenting on the second quarter 2015 financial results, Albert Benchimol, President and CEO of AXIS Capital, said: "We are pleased to report second quarter operating income of $94 million, or $0.93 per diluted share, and annualized operating ROE of 7.0%.  Adjusted for dividends, diluted book value grew 7% over the last twelve months.  Notwithstanding a more challenging market environment, we continued to make progress on our underwriting initiatives, and deliver growth in the more attractive lines and markets.  Our reinsurance segment is responding to the secular and cyclical changes in the reinsurance market through proactive exposure management.  Our insurance results this quarter reflect our recent portfolio enhancement activities, as underlying improvements allowed us to absorb the impact of rate and loss trends, as well as unusually high large loss experience in the marine line of business.  We are confident our ongoing progress in distribution and portfolio management initiatives  position us strongly to differentiate our value proposition for all of our stakeholders.”

Segment Highlights

Insurance Segment

Our insurance segment reported gross premiums written of $761 million in the quarter ended June 30, 2015, an increase of 1% (3% on constant currency basis) compared to gross premiums written of $754 million in the second quarter of 2014. Increased premiums written were reported in our professional lines, which benefitted from a new lawyers' liability program in the U.S.; in the liability lines, reflecting continued growth in the U.S. primary and excess casualty markets; and in our credit and political risk lines. These increases were offset by reductions in the property lines, driven by continuing competitive market conditions.

For the six months ended June 30, 2015, gross premiums written were $1.4 billion, up 1% (or 3% on a constant currency basis) from the comparative period in 2014. Increases in liability and professional lines were offset by decreases in the property lines for the same reasons discussed in the quarterly result above. In addition, growth was noted in the marine lines, which benefitted from new business and aviation lines where increases were primarily driven by the timing of renewals.

Net premiums written were $534 million in the second quarter of 2015, a decrease of 1% compared to the second quarter of 2014 . On a constant currency basis, net premiums written increased by 1% with growth in gross premiums written partially offset by an increase in premiums ceded due to increased reinsurance purchased primarily in our professional lines and a change in the business mix. The same factors dro

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

ve a 3% decrease (flat on a constant currency basis) in the net premiums written in the six months ended June 30, 2015 compared to the same period in 2014.

Net premiums earned in the three and six months ended June 30, 2015, decreased by 1% (were flat on a constant currency basis) compared to the same periods in 2014 and included increases in gross premiums earned, primarily in the marine and liability lines, which were offset by the growth in the reinsurance protection purchased in recent periods.

Our insurance segment reported break-even underwriting results for the current quarter, compared to underwriting income of $13 million for the second quarter of 2014. The current quarter’s underwriting results reflected a combined ratio of 100.1%, compared with 97.2% in the prior year quarter. The segment’s current accident year loss ratio decreased from 70.7% in the second quarter of 2014 to 69.2% this quarter. During the second quarter of 2015, we incurred $22 million in pre-tax losses related to natural catastrophe and weather-related losses compared to $30 million in the same period of 2014. After adjusting for the natural catastrophe and weather-related losses, the segment's current accident year loss ratio increased slightly in the second quarter of 2015, compared to the same period of 2014, with the change primarily driven by an increase in loss experience in our marine lines, driven by the impact of large industry events, which was offset by improved loss experience in our property lines.

Net favorable prior year loss reserve development was $15 million, or 3.4 points, this quarter compared to $33 million, or 7.2 points, in the second quarter of 2014.

For the six months ended June 30, 2015, we recognized an underwriting gain of $9 million, compared with an underwriting gain of $29 million for the same period in 2014. The variance was primarily driven by a reduction in favorable prior year development, which was partially offset by a decrease in natural catastrophe and weather-related losses.

Reinsurance Segment

Our reinsurance segment reported gross premiums written of $427 million in the second quarter of 2015, down $50 million, or 10% (9% on a constant currency basis), from the second quarter of 2014. The year-on-year decrease was impacted by treaties written on a multi-year basis during the second quarter of 2014, which reduced premium available for renewal during the current quarter. After adjusting for the impact of the multi-year contracts and foreign exchange movements, our gross premiums written decreased by $25 million. The decrease was primarily driven by catastrophe lines, due to timing differences

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

and treaty restructurings, and professional lines, due to a restructuring of a large treaty, which were offset by growth in the motor lines where the increase was due to favorable premium adjustments and new European business.

For the six months ended June 30, 2015, gross premiums written were $1.5 billion, down 11% (7% on a constant currency basis) from the comparative period in 2014. The decrease in the segment's gross premiums written in the first half of 2015 was primarily driven by the impact of multi-year premiums discussed above and foreign exchange movements. After adjusting for the impact of the multi-year contracts and foreign exchange, gross premiums written decreases were driven by lower agriculture, catastrophe, liability and professional premiums, which were partially offset by significant growth in our motor lines.

Net premiums earned decreased by 10% and 9% (both 7% on a constant currency basis) in the three and six months ended June 30, 2015, respectively, compared to the same periods in 2014. The decrease was primarily driven by the reductions in the business written in the agriculture, catastrophe and professional lines in recent periods as well as an increase in the premiums ceded, reflecting retrocessional covers purchased primarily in the catastrophe lines.

Our reinsurance segment reported underwriting income of $57 million for the current quarter, compared to $114 million for the second quarter of 2014. The segment’s combined ratio increased to 89.0% for the current quarter, compared to 79.3% in the second quarter of 2014. This included an increase in the current accident year loss ratio from 60.4% in the second quarter of 2014 to 67.9% this quarter. During the second quarter of 2015, we incurred natural catastrophe and weather-related losses of $17 million, compared to $6 million during the same period of 2014. After adjusting for the impact of the natural catastrophe and weather-related losses, the current accident year loss ratio increased from 59.3% in 2014, to 64.4% in 2015, primarily due to changes in the business mix, primarily reflecting the reduction in our catastrophe exposures, and the impact of lower rates.

Net favorable prior year reserve development was $49 million, or 10.1 points, this quarter compared to $52 million, or 9.7 points, in the second quarter of 2014.

The segment's acquisition cost ratio increased from 22.3% to 23.8%, due to adjustments related to loss-sensitive features in reinsurance contracts, primarily due to prior year loss reserve releases, higher

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

acquisition costs paid in certain lines of business and changes in the business mix. The increase in the general and administrative expense ratio primarily reflects the decrease in net earned premiums.

For the six months ended June 30, 2015, we recognized underwriting income of $148 million compared to $206 million for the same period of 2014; the decrease was driven by a higher current accident year combined ratio, which was partially offset by an increase in prior year loss reserve development.

Investments

Net investment income of $89 million for the quarter represents a $4 million decrease from the first quarter of 2015, and a $26 million year-over-year decrease from the second quarter of 2014, with the variances primarily driven by changes in the fair value of our alternative investments ("other investments"). These investments generated $14 million of income in the current quarter, compared to income of $31 million in the first quarter of 2015 and income of $32 million in the second quarter of 2014.

Net realized investment losses for the quarter were $11 million, compared to net realized investment losses of $43 million last quarter and net realized investment gains of $33 million in the second quarter of 2014.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Capitalization / Shareholders’ Equity

Our total capital3 at June 30, 2015 was $6.9 billion, including $1.0 billion of senior notes and $628 million of preferred equity, compared to $6.8 billion at December 31, 2014, with the increase primarily attributable to the net income available to common shareholders for the six months ended June 30, 2015.

Diluted book value per common share, calculated on a treasury stock basis, decreased by $0.16 in the current quarter and increased by $2.12 over the past twelve months, to $51.81. The quarterly decrease was primarily driven by an increase in unrealized losses on investments, following the increase in government bond yields and the widening of credit-spreads in non-government bonds, which were partially offset by the positive operating results this quarter. The increase over the past twelve months was primarily driven by our net income. During the second quarter of 2015, the Company declared common dividends of $0.29 per share, with the total common dividends declared of $1.14 per share over the past twelve months. Combined, the growth in the diluted book value per common share adjusted for dividends was $0.13 for the quarter and $3.26, or 7%, over the past twelve months.

At July 28, 2015, the Company had $749 million of remaining authorization under our Board-authorized share repurchase program for common share repurchases through December 31, 2016.

On January 25, 2015, the Company announced the signing of a definitive amalgamation agreement with PartnerRe Ltd. The Company has suspended its open market share repurchase program until the closing date of the amalgamation transaction.

3 Total capital represents the sum of total shareholders' equity attributable to AXIS Capital and our senior notes.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Conference Call

We will host a conference call on Wednesday, July 29, 2015, at 8:00 AM (Eastern) to discuss the second quarter financial results and related matters. The teleconference can be accessed by dialing (888) 317-6003 (U.S. callers) or (412) 317-6061 (international callers) approximately ten minutes in advance of the call and entering the passcode 7-3-8-4-3-9-6. A live, listen-only webcast of the call will also be available via the Investor Information section of the Company’s website at www.axiscapital.com. A replay of the teleconference will be available for three weeks by dialing (877) 344-7529 (U.S. callers) or (412) 317-0088 (international callers) and entering the passcode 1-0-0-6-8-2-1-3. The webcast will be archived in the Investor Information section of the Company’s website.

In addition, a financial supplement relating to our financial results for the quarter ended June 30, 2015 is available in the Investor Information section of our website.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity attributable to AXIS Capital at June 30, 2015 of $5.9 billion and locations in Bermuda, the United States, Europe, Singapore, Canada, Australia and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A+” (“Superior”) by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS
JUNE 30, 2015 (UNAUDITED) AND DECEMBER 31, 2014

	2015	2014

	(in thousands)
Assets
Investments:
Fixed maturities, available for sale, at fair value	$12,005,736	$12,129,273
Equity securities, available for sale, at fair value	659,181	567,707
Mortgage loans, held for investment, at amortized cost and fair value	79,606	—
Other investments, at fair value	853,101	965,465
Short-term investments, at amortized cost and fair value	30,618	107,534
Total investments	13,628,242	13,769,979
Cash and cash equivalents	989,395	921,830
Restricted cash and cash equivalents	190,664	287,865
Accrued interest receivable	78,409	83,070
Insurance and reinsurance premium balances receivable	2,394,037	1,808,620
Reinsurance recoverable on unpaid and paid losses	2,063,087	1,926,145
Deferred acquisition costs	594,863	466,987
Prepaid reinsurance premiums	387,639	351,441
Receivable for investments sold	1,304	169
Goodwill and intangible assets	101,053	88,960
Other assets	276,182	250,670
Total assets	$20,704,875	$19,955,736

Liabilities
Reserve for losses and loss expenses	$9,693,440	$9,596,797
Unearned premiums	3,324,578	2,735,376
Insurance and reinsurance balances payable	296,794	249,186
Senior notes	991,302	990,790
Payable for investments purchased	213,142	188,176
Other liabilities	237,061	315,471
Total liabilities	14,756,317	14,075,796

Shareholders' equity
Preferred shares	627,843	627,843
Common shares	2,201	2,191
Additional paid-in capital	2,285,772	2,285,016
Accumulated other comprehensive loss	(78,067)	(45,574)
Retained earnings	5,875,147	5,715,504
Treasury shares, at cost	(2,764,338)	(2,763,859)
Total shareholders' equity attributable to AXIS Capital	5,948,558	5,821,121
Noncontrolling interests	—	58,819
Total shareholders' equity	5,948,558	5,879,940
Total liabilities and shareholders' equity	$20,704,875	$19,955,736

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2015 AND 2014

	Three months ended		Six months ended
	2015	2014	2015	2014

	(in thousands, except per share amounts)
Revenues
Net premiums earned	$941,211	$1,000,400	$1,845,264	$1,946,349
Net investment income	88,544	114,867	180,651	197,610
Net realized investment gains (losses)	(11,110)	33,261	(53,662)	43,882
Other insurance related income	3,486	1,683	11,162	4,766
Total revenues	1,022,131	1,150,211	1,983,415	2,192,607

Expenses
Net losses and loss expenses	580,153	565,829	1,092,481	1,110,036
Acquisition costs	183,263	191,862	354,805	363,899
General and administrative expenses	148,482	151,081	311,723	303,810
Foreign exchange losses (gains)	22,108	9,705	(41,112)	13,939
Interest expense and financing costs	12,939	19,975	25,196	36,569
Total expenses	946,945	938,452	1,743,093	1,828,253

Income before income taxes	75,186	211,759	240,322	364,354
Income tax expense	1,815	9,500	1,125	13,625
Net income	73,371	202,259	239,197	350,729
Amounts attributable to noncontrolling interests	—	1,573	—	2,795
Net income attributable to AXIS Capital	73,371	200,686	239,197	347,934
Preferred shares dividends	10,022	10,022	20,044	20,044
Net income available to common shareholders	$63,349	$190,664	$219,153	$327,890

Per share data
Net income per common share:
Basic net income	$0.63	$1.81	$2.19	$3.06
Diluted net income	$0.63	$1.79	$2.17	$3.03
Weighted average number of common shares outstanding - basic	100,274	105,118	100,093	107,075
Weighted average number of common shares outstanding - diluted	101,160	106,289	101,151	108,329
Cash dividends declared per common share	$0.29	$0.27	$0.58	$0.54

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED SEGMENTAL DATA (UNAUDITED)
FOR THE THREE MONTHS ENDED JUNE 30, 2015 AND 2014

	2015			2014
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total

	(in thousands)
Gross premiums written	$761,126	$427,287	$1,188,413	$754,110	$477,169	$1,231,279
Net premiums written	534,263	412,281	946,544	541,097	459,065	1,000,162
Net premiums earned	452,322	488,889	941,211	457,670	542,730	1,000,400
Other insurance related income	269	3,217	3,486	—	1,683	1,683
Net losses and loss expenses	(297,534)	(282,619)	(580,153)	(290,466)	(275,363)	(565,829)
Acquisition costs	(66,920)	(116,343)	(183,263)	(71,039)	(120,823)	(191,862)
Underwriting-related general and
administrative expenses(4)	(88,420)	(36,013)	(124,433)	(83,512)	(34,299)	(117,811)
Underwriting income (loss) (4)	$(283)	$57,131	56,848	$12,653	$113,928	126,581

Corporate expenses			(24,049)			(33,270)
Net investment income			88,544			114,867
Net realized investment gains (losses)			(11,110)			33,261
Foreign exchange losses			(22,108)			(9,705)
Interest expense and financing costs			(12,939)			(19,975)
Income before income taxes			$75,186			$211,759

Net loss and loss expense ratio	65.8%	57.8%	61.6%	63.5%	50.7%	56.6%
Acquisition cost ratio	14.8%	23.8%	19.5%	15.5%	22.3%	19.2%
General and administrative
expense ratio	19.5%	7.4%	15.8%	18.2%	6.3%	15.0%
Combined ratio	100.1%	89.0%	96.9%	97.2%	79.3%	90.8%

[4]
Underwriting-related general and administrative expenses and consolidated underwriting income are "non-GAAP financial measures", as defined in SEC Regulation G. Reconciliations of these amounts to the nearest GAAP financial measures (total general and administrative expenses and income before income taxes, respectively) are provided in this release, as are discussions of the rationale for the presentation of these items.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED SEGMENTAL DATA (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2015 AND 2014

	2015			2014
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total

	(in thousands)
Gross premiums written	$1,363,850	$1,503,495	$2,867,345	$1,355,831	$1,696,847	$3,052,678
Net premiums written	971,004	1,431,086	2,402,090	997,789	1,666,957	2,664,746
Net premiums earned	899,789	945,475	1,845,264	906,884	1,039,465	1,946,349
Other insurance related income	269	10,893	11,162	—	4,766	4,766
Net losses and loss expenses	(583,307)	(509,174)	(1,092,481)	(569,889)	(540,147)	(1,110,036)
Acquisition costs	(131,375)	(223,430)	(354,805)	(136,096)	(227,803)	(363,899)
Underwriting-related general and
administrative expenses	(176,109)	(75,393)	(251,502)	(171,459)	(70,375)	(241,834)
Underwriting income	$9,267	$148,371	157,638	$29,440	$205,906	235,346

Corporate expenses			(60,221)			(61,976)
Net investment income			180,651			197,610
Net realized investment gains (losses)			(53,662)			43,882
Foreign exchange (losses) gains			41,112			(13,939)
Interest expense and financing costs			(25,196)			(36,569)
Income before income taxes			$240,322			$364,354

Net loss and loss expense ratio	64.8%	53.9%	59.2%	62.8%	52.0%	57.0%
Acquisition cost ratio	14.6%	23.6%	19.2%	15.0%	21.9%	18.7%
General and administrative
expense ratio	19.6%	8.0%	16.9%	19.0%	6.7%	15.6%
Combined ratio	99.0%	85.5%	95.3%	96.8%	80.6%	91.3%

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
NON-GAAP FINANCIAL MEASURES RECONCILIATION (UNAUDITED)
OPERATING INCOME, OPERATING RETURN ON AVERAGE COMMON EQUITY
AND UNDERWRITING-RELATED GENERAL AND ADMINISTRATIVE EXPENSES
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2015 AND 2014

	Three months ended		Six months ended
	2015	2014	2015	2014

	(in thousands, except per share amounts)

Net income available to common shareholders	$63,349	$190,664	$219,153	$327,890
Net realized investment (gains) losses, net of tax(5)	9,552	(27,112)	51,546	(31,412)
Foreign exchange losses (gains), net of tax(6)	20,680	9,191	(41,046)	13,333
Operating income	$93,581	$172,743	$229,653	$309,811

Earnings per common share - diluted	$0.63	$1.79	$2.17	$3.03
Net realized investment (gains) losses, net of tax	0.09	(0.25)	0.51	(0.29)
Foreign exchange losses (gains), net of tax	0.21	0.09	(0.41)	0.12
Operating income per common share - diluted	$0.93	$1.63	$2.27	$2.86

Weighted average common shares and common share
equivalents - diluted	101,160	106,289	101,151	108,329

Average common shareholders' equity	$5,335,018	$5,263,537	$5,256,997	$5,258,993

Annualized return on average common equity	4.7%	14.5%	8.3%	12.5%

Annualized operating return on average common equity	7.0%	13.1%	8.7%	11.8%

5Tax cost (benefit) of ($1,558) and $6,149 for the three months ended June 30, 2015 and 2014, respectively, and ($2,116) and $12,470 for the six months ended June 30, 2015 and 2014, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the ability to utilize capital losses.
6Tax cost (benefit) of ($1,428) and ($514) for the three months ended June 30, 2015 and 2014, respectively, and $66 and ($606) for the six months ended June 30, 2015 and 2014, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the tax status of specific foreign exchange transactions.

In addition to underwriting-related general and administrative expenses, our total general and administrative expenses of $148,482 and $151,081 for the three months ended June 30, 2015 and 2014, respectively, and $311,723 and $303,810 for the six months ended June 30, 2015 and 2014, respectively, include corporate expenses.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include (1) the occurrence and magnitude of natural and man-made disasters, (2) actual claims exceeding our loss reserves, (3) general economic, capital, and credit market conditions, (4) the failure of any of the loss limitation methods we employ, (5) the effects of emerging claims, coverage and regulatory issues, including uncertainty related to coverage definitions, limits, terms and conditions, (6) the failure of our cedants to adequately evaluate risks, (7) inability to obtain additional capital on favorable terms, or at all, (8) the loss of one or more key executives, (9) a decline in our ratings with rating agencies, (10) the loss of business provided to us by our major brokers, (11) changes in accounting policies or practices, (12) the use of industry catastrophe models and changes to these models, (13) changes in governmental regulations, (14) increased competition, (15) changes in the political environment of certain countries in which we operate or underwrite business, (16) fluctuations in interest rates, credit spreads, equity prices and/or currency values, (17) the failure to complete our amalgamation with PartnerRe Ltd., and (18) the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Non-GAAP Financial Measures

In this release, we present operating income, consolidated underwriting income and underwriting-related general and administrative expenses, which are “non-GAAP financial measures” as defined in Regulation G.

Operating income represents after-tax operational results without consideration of after-tax net realized investment gains (losses) and foreign exchange gains (losses). We also present diluted operating earnings per share and operating return on average common equity ("operating ROACE"), which are derived from the non-GAAP operating income measure. Reconciliations of operating income, diluted operating earnings per share and operating ROACE to the nearest GAAP financial measures (based on net income available to common shareholders) are included above.

Consolidated underwriting income is a pre-tax measure of underwriting profitability that takes into account net premiums earned and other insurance related income as revenues and net losses and loss expenses, acquisition costs and underwriting-related general and administrative costs as expenses. Underwriting-related general and administrative expenses include those general and administrative expenses that are incremental and/or directly attributable to our individual underwriting operations. While these measures are presented in the Segment Information footnote to our Consolidated Financial Statements, they are considered non-GAAP financial measures when presented elsewhere on a consolidated basis. A reconciliation of consolidated underwriting income to income before income taxes (the nearest GAAP financial measure) is included in the 'Consolidated Segmental Data' section of this release. Our total general and administrative expenses (the nearest GAAP financial measure to underwriting-related general and administrative expenses) also includes corporate expenses; the two components are separately presented in the 'Consolidated Segmental Data' section of this release.

We present our results of operations in the way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. This includes the presentation of “operating income” (in total and on a per share basis), “annualized operating ROACE” (which is based on the “operating income” measure) and "consolidated underwriting income", which incorporates "underwriting-related general and administrative expenses".

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Operating Income

Although the investment of premiums to generate income and realized investment gains (or losses) is an integral part of our operations, the determination to realize investment gains (or losses) is independent of the underwriting process and is heavily influenced by the availability of market opportunities. Furthermore, many users believe that the timing of the realization of investment gains (or losses) is somewhat opportunistic for many companies.

Foreign exchange gains (or losses) in our Consolidated Statements of Operations are primarily driven by the impact of foreign exchange rate movements on net insurance-related liabilities. However, this movement is only one element of the overall impact of foreign exchange rate fluctuations on our financial position. In addition, we recognize unrealized foreign exchange gains (or losses) on our available-for-sale investments in other comprehensive income and foreign exchange gains (or losses) realized upon the sale of these investments in net realized investment gains (or losses). These unrealized and realized foreign exchange movements generally offset a large portion of the foreign exchange gains (or losses) reported separately in earnings, thereby minimizing the impact of foreign exchange rate movements on total shareholders’ equity. As such, the Statement of Operations foreign exchange gains (or losses) in isolation are not a fair representation of the performance of our business.

In this regard, certain users of our financial statements evaluate earnings excluding after-tax net realized investment gains (losses) and foreign exchange gains (losses) to understand the profitability of recurring sources of income.

We believe that showing net income available to common shareholders exclusive of net realized gains (losses) and foreign exchange gains (losses) reflects the underlying fundamentals of our business. In addition, we believe that this presentation enables investors and other users of our financial information to analyze performance in a manner similar to how our management analyzes the underlying business performance. We also believe this measure follows industry practice and, therefore, facilitates comparison of our performance with our peer group. We believe that equity analysts and certain rating agencies that follow us, and the insurance industry as a whole, generally exclude these items from their analyses for the same reasons.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Consolidated Underwriting Income/Underwriting-Related General and Administrative Expenses

Corporate expenses include holding company costs necessary to support our worldwide (re)insurance operations and costs associated with operating as a publicly-traded company. As these costs are not incremental and/or directly attributable to our individual underwriting operations, we exclude them from underwriting-related general and administrative expenses and, therefore, consolidated underwriting income. Interest expense and financing costs primarily relate to interest payable on our senior notes and are excluded from consolidated underwriting income for the same reason.

We evaluate our underwriting results separately from the performance of our investment portfolio. As such, we believe it appropriate to exclude net investment income and net realized investment gains (losses) from our underwriting profitability measure.

As noted above, foreign exchange gains (losses) in our Consolidated Statement of Operations primarily relate to our net insurance-related liabilities. However, we manage our investment portfolio in such a way that unrealized and realized foreign exchange rate gains (losses) on our investment portfolio generally offset a large portion of the foreign exchange gains (losses) arising from our underwriting portfolio. As a result, we believe that foreign exchange gains (losses) are not a meaningful contributor to our underwriting performance and, therefore, exclude them from consolidated underwriting income.

We believe that presentation of underwriting-related general and administrative expenses and consolidated underwriting income provides investors with an enhanced understanding of our results of operations, by highlighting the underlying pre-tax profitability of our underwriting activities.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com